Stillwater Advances Growth Strategy, Reports First Quarter Earnings

BILLINGS, MT -- (Marketwire - April 26, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Company advancing its development projects in line with expectations
  Altar exploration season now complete, with 27 kilometers of new drilling
  Mitsubishi Corporation purchases 25% of Marathon properties
  Net income of $2.4 million after $10.1 million of exploration expense
  Production of 120,800 ounces reflects normal production variances -- 500,000 ounce guidance for 2012 reiterated

Stillwater Mining Company today reported consolidated net income for the 2012 first quarter of $2.4 million, or $0.02 per diluted share. Total revenues for the first quarter were $203.1 million. This compares to 2011 first quarter net income of $36.2 million, or $0.34 per diluted share, on revenues of $170.1 million. The results reflect 2012 first-quarter exploration expenses of $10.1 million, a $2.8 million write-off for a mineral exploration property, a $2.9 million foreign currency transaction gain, lower PGM prices and higher consolidated total cash costs. The higher revenues in the 2012 first quarter were driven by growth in recycling sales. The 2012 first quarter earnings per share also reflect an additional 12.0 million shares which were issued in October 2011 as part of the Altar acquisition.

The Company's mines produced a total of 120,800 ounces of palladium and platinum during the first quarter of 2012, a 7.9% decrease from the 131,200 ounce production in the first quarter of 2011 and a 6.0% increase from the 114,000 ounces produced during the fourth quarter of 2011. Most of the variability in production is the normal result of changes in mining conditions, the allocation of manpower and associated differences in mining productivities. Based on production results for the first quarter of 2012 and projections for the remainder of the year, the Company is reiterating its full year guidance for mined production of 500,000 ounces.

First quarter 2012 revenues from sales of mined production (including by-products) totaled $116.7 million, down from $122.0 million in the same period last year. Combined sales realizations decreased during the first quarter of 2012 for mined palladium and platinum ounces, averaging $875 per ounce, a 7.3% decrease from the $944 per ounce realized in the first quarter of 2011. The total quantity of mined palladium and platinum sold increased to 123,000 ounces in the first quarter of 2012, compared to 115,100 ounces sold during the same period in 2011, a 6.9% increase. Income in the first quarter of 2012 consisted of $28.3 million from mining operations and $2.4 million from recycling activities. For the first quarter of 2011, income from mining operations and recycling activities were $45.9 million and $2.9 million, respectively.

Total cash costs per mined ounce (a non-GAAP measure defined below) averaged $514 in the first quarter of 2012, compared to total cash costs of $437 per ounce for the first quarter of 2011. The increase in cash costs is primarily attributable to added labor in the miner training program, higher contractual wage and benefit rates, general inflation in supply costs and lower mine production. Taking these factors into account, costs for the 2012 first quarter were essentially on plan, so the Company is maintaining its total cash costs guidance of $500 per mined ounce for the full period of 2012.

During the first quarter of 2012, the Company processed recycling material containing 107,300 ounces of palladium, platinum and rhodium through the smelter and refinery, down slightly from the 115,600 ounces recycled during the first quarter of 2011. Recycling sales volumes, however, increased to 82,400 ounces in the first quarter of 2012, compared to 42,800 ounces in the first quarter of 2011, reflecting a higher proportion of recycling ounces purchased rather than tolled so far this year. Revenues from sales of purchased recycling materials totaled $85.7 million in the 2012 first quarter, up from $46.7 million in the same period last year. Tolling revenues declined to $0.7 million in this year's first quarter, compared to $1.4 million in the 2011 first quarter. The Company's recycling segment had net income for the first quarter of 2012 of $2.4 million (including financing income), compared to net income of $2.9 million reported for the first quarter of 2011. The Company's combined average realized price for sales of recycled platinum, palladium and rhodium declined to $1,039 per ounce in the 2012 first quarter from $1,094 per ounce in the first quarter of 2011.

Reviewing the Company's performance, Francis R. McAllister, Stillwater's Chairman and CEO, commented, "Overall, I am satisfied with the Company's performance during the first quarter. Mine output fell off early in the quarter but recovered as the quarter progressed and ended essentially on plan. On average, PGM prices were softer during the quarter than in the same period last year, but palladium and platinum prices did improve during the quarter over their lows at the end of 2011. As expected and as previously forecast, exploration expenses, primarily related to the Altar project, had a significant effect on our first quarter 2012 results. In addition, mined production was down from the exceptionally strong first quarter we experienced last year. I would like to point out that, although our first quarter 2012 operating performance was down in most respects from our performance in last year's first quarter, for the most part it was in-line with our internal expectations. Consequently, we are not adjusting our 2012 annual production guidance of 500,000 ounces or our guidance for total cash costs. Looking forward, I continue to believe that the supply and demand dynamics for PGMs -- and particularly for palladium -- are robust, and that our business will benefit from these fundamentals going forward.

"At our Altar copper-gold project in Argentina, the 2011-2012 exploration drilling season is now wrapping up with the onset of winter weather in the high Andes. During the drill season, a total of 72 new or deepened core holes totaling 27,000 meters were completed, adding significantly to the 149 core holes and 58,600 meters of delineation drilling completed previously. Once final assay results become available and are factored into our resource models, the Company anticipates providing an updated mineral resource estimate for Altar in late 2012. The exploration expense budget for the current drilling season is approximately $25 million. As most of the drilling work has now been completed, the majority of the costs for the 2011-2012 drilling season will be reflected as expense in first and second quarter 2012 results. The Company also continues to project exploration expenses of approximately $25 million at Altar for each of the next two drilling seasons. Though it is still early, we are highly encouraged by the initial indications from this year's drilling program at the Altar project.

"From an accounting standpoint, we must expense exploration costs. This was not previously an issue for the Company but with the Marathon and Altar acquisitions, both of which include exploration activities, we must now account for these costs through the income statement. These projects offer potential for future cash flow diversification and growth, but any significant financial benefit from these projects is at least five years away. Thus, in viewing our net income in the foreseeable future, shareholders should bear in mind that we are in the process of seeking to develop long term value for shareholders through these acquisitions.

"As we announced last week, the transaction with Mitsubishi Corporation related to our Marathon PGM-copper project in Canada has now been completed. Under this arrangement, Mitsubishi paid about $81.25 million dollars to acquire a 25% interest in our wholly owned subsidiary, Stillwater Canada Inc., which owns the Marathon project. In addition, the two companies contributed their respective 75/25 percent share of an initial cash call for Marathon, providing funding of $54.5 million within the venture, $40.9 million from Stillwater and $13.6 million from Mitsubishi. We are excited about this agreement as Mitsubishi represents a very strong, globally integrated business partner that will be able to assist in securing future financing of this project. Stillwater's total investment in these properties to date is about $159 million, suggesting a gain on the transaction of about $40 million, which will flow directly into equity under U.S. accounting rules governing proceeds from the sale of a minority interest. In terms of the Marathon project itself, we expect to submit our Environmental Assessment to the joint federal/provincial review panel by the end of the second quarter. This will be followed by a review process that is expected to require about a year to complete. Following final acceptance by the panel of the Environmental Assessment, we can begin the formal permitting phase of the project. In conjunction with these efforts, Stillwater has established and continues to build relationships with the communities in the area, including local First Nations and aboriginal groups.

"The Company continues to make progress at the Blitz and Graham Creek development projects, located adjacent to our existing mines. The launch chamber for the Blitz tunnel-boring machine (TBM) has been completed. We expect to take delivery of the TBM in May and June and, once installation is complete, place it into operation later this year or early next year. The plan for Blitz anticipates developing about 20,000 feet to the east of the existing Stillwater Mine infrastructure over a period of four or five years, using the TBM to develop on one level and driving a conventional drift parallel to the TBM and several hundred feet above it. We also hope to develop a new surface access that will intercept the Blitz development, accommodating workers and materials, as well as providing ventilation for the Blitz area.

"The TBM at the Graham Creek project continues to advance, adding about 1,300 feet to the TBM drift during the first quarter of this year. If the rate of TBM advance at Graham Creek can be maintained, we expect to finish the TBM drive there in mid-2013. Once the TBM finishes, we will need to complete definitional drilling into the reef and develop a ventilation raise to surface to accommodate future operations in the area. As we have discussed previously, depending on the quality of the resources we identify, these projects provide an avenue for future extension or expansion of the Company's production.

"The recycling business continued to perform well during the first quarter. Availability of recycle material is very sensitive to PGM prices. Total ounces processed were down slightly from the first quarter of last year, when average PGM prices were a bit higher, but volumes did increase as the quarter progressed along with the increase in PGM prices. Recycled ounces sold were up significantly from the first quarter of last year as the volume of material we purchased for our own account formed a higher percentage of total recycle ounces processed. In general, we purchase the material that comes in from spent automotive catalytic converters and toll process catalyst material from industrial facilities that want their metal returned to them. The first quarter of 2011 included a larger share of tolled petroleum catalyst than we received this year.

"I also am very pleased to point out our recent commitment to the mining industry's CORESafety initiative. This important step forward was unanimously endorsed by the National Mining Association's executive board earlier this month. The goal of the initiative is collectively to eliminate fatal accidents and sharply reduce the frequency and severity of on-the-job injuries within the mining industry over the next five years. We are excited to be a part of this collaborative effort with mining industry peers. The health and safety of our employees is our top priority and I believe that CORESafety provides an unprecedented opportunity to improve safety in the mining industry.

"Finally, I would especially like to express my appreciation for the dedicated involvement of all our employees. Thank you for your focus on safety and for your individual contributions to the Company's success. The Company's safety incident rate (including contractors on site), measured in terms of reportable incidents per 200,000 hours worked, averaged a rate of 1.5 during first quarter of 2012, down from 2.8 in the first quarter of 2011. We are never satisfied with any accidents but this is a very good result."

Cash Flow and Liquidity

At March 31, 2012, the Company's available cash was $100.6 million, compared to $109.1 million at December 31, 2011. If highly liquid short-term investments are included with available cash, the Company's balance sheet liquidity totaled $151.0 million at March 31, 2012, a slight decrease from $158.6 million at December 31, 2011. This does not reflect funds received from Mitsubishi related to the Marathon PGM-copper project which closed in the second quarter. Net working capital -- comprised of total current assets (including available cash and short-term investments), less current liabilities -- decreased to $173.0 million at March 31, 2012, from $327.8 million at year end 2011.

Net cash provided by operating activities (which includes changes in working capital) totaled $15.1 million in the first quarter of 2012, compared to $33.9 million of cash provided in the first quarter of 2011. Capital expenditures were $22.7 million in the first quarter of 2012, down from $23.2 million in the first quarter of 2011. Capital expenditures are expected to total about $135 million for the full year 2012.

Outstanding debt at March 31, 2012, was $196.4 million, up from $196.0 million at December 31, 2011. The Company's total debt includes $166.5 million outstanding in the form of convertible debentures due in 2028 (with holders having the right to require repurchase at par) and $29.5 million of Exempt Facility Revenue Bonds due in 2020. The Company has reclassified the outstanding convertible debentures as a current liability in the first quarter of 2012, although management believes these debentures will likely be refinanced prior to March of 2013.

First Quarter Results - Details

For the first quarter of 2012, the Company's mine production was 120,800 PGM ounces. The Company's Stillwater Mine produced 87,700 ounces, a decrease of 11.1% from the 98,600 ounces produced in the first quarter of 2011 and an increase of 6.2% over the 82,600 produced in the fourth quarter of 2011. The production decrease at the Stillwater Mine was primarily attributable to less tons mined than the same quarter last year as a result of the fluctuations in overall mining conditions, the mix of mining stopes and the availability of miners. Production at the Company's East Boulder Mine of 33,100 ounces in the first quarter of 2012, was slightly ahead of the 32,600 ounces produced in the same quarter of 2011 and an increase of 5.4% from the 31,400 ounces produced in the fourth quarter of 2011.

Revenues for the first quarter of 2012 were $203.1 million, up 19.4% from the $170.1 million recorded in the first quarter of 2011. Proceeds from sales of mined PGMs and by-products totaled $116.7 million in the first quarter of 2012, a 4.3% decrease from the $122.0 million in the same quarter of 2011, as lower PGM prices in the first quarter of 2012 more than offset the effect of the increase in mined ounces sold during the quarter. Recycling revenues increased 79.4% to $86.3 million from $48.1 million in the first quarter of 2011.

Sales from mine production totaled 123,000 ounces in the first quarter of 2012 at an overall average realization of $875 per ounce, as compared to 115,100 ounces at $994 per ounce in the first quarter of 2011. Sales ounces were higher than production in the quarter due to normal timing differences in inventory flows. The Company's average net realization on palladium sales from mine production was $671 per ounce in the first quarter of 2012, compared to $784 per ounce for the same period in 2011. The Company's average net realization on platinum was $1,598 per ounce in the first quarter of 2012 and $1,782 per ounce in the first quarter of 2011. Comparing these prices to the market, the London Bullion Market Association afternoon posted prices per ounce for palladium and platinum were $651 and $1,640, respectively, on March 31, 2012, and $766 and $1,773, respectively, on March 31, 2011.

Consolidated cash costs per mined ounce (a non-GAAP measure defined below) averaged $514 in the first quarter of 2012, compared to total cash costs of $437 per ounce for the first quarter of 2011. The Stillwater Mine's total cash costs averaged $478 per ounce in the first quarter of 2012, compared to the $430 per ounce reported in the first quarter of 2011. The East Boulder Mine's total cash costs averaged $610 per ounce during the first quarter of 2012, compared to $459 per ounce during first quarter of 2011. The most significant driver of cash cost per mined ounce growth at both mines was an increase in staffing levels, along with higher wage and benefit rates, inflation in supply costs and lower mine production. The increase in staffing levels was attributable to hiring for the new miner training program and to accommodate increasing travel distances as the mine expands.

During the first quarter of 2012, the Company processed 107,300 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. In the first quarter of 2011, the Company processed 115,600 ounces of recycled material. The Company delivered for sale a total of 82,400 ounces of palladium, platinum and rhodium from recycled inventories during the first quarter of 2012 at an overall average price of $1,039 per ounce; for the first quarter of 2011, the Company sold 42,800 recycled ounces at an average realization of $1,094 per ounce. Strengthening PGM prices during this year's first quarter led to increased volumes of recycling material available in the market as the quarter progressed. A higher proportion of recycled ounces during the first quarter of 2012 came from purchased material than was the case in the 2011 first quarter. Recycling volumes for the first quarter of 2011 included a large quantity of refinery catalysts that were toll processed for a fee.

Costs of metals sold (before depreciation and amortization expense) increased to $158.1 million in the first quarter of 2012 from $105.4 million in the first quarter of 2011. Mining costs included in costs of metals sold increased to $74.0 million in the 2012 first quarter from $60.3 million in the 2011 first quarter, the result of higher wage and benefit costs as well as some inflationary bias in materials costs. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $84.1 million in the first quarter of 2012, much higher than the $45.2 million reported in the first quarter of 2011. The increase was due to a higher proportion of recycled material purchased outright by the Company during the first quarter of 2012 compared to the same period last year.

Depreciation and amortization expense decreased to $14.7 million in the first quarter of 2012 from $16.1 million in the same period of 2011. The decrease is attributable to a lower depreciable base in our fixed asset accounts in 2012, as many assets were fully depreciated during 2010 and 2011.

General and administrative ("G&A") costs increased to $12.5 million in the first quarter of 2012 from $6.4 million for the same period of 2011, an overall increase of $6.1 million. This increase was primarily attributable to one-time software licensing fees, higher legal and advisory services and growth in project administrative costs. Exploration expenses totaled $10.1 million for the first quarter of 2012, of which almost all was attributable to the Altar copper-gold project. There were no exploration expenses incurred during the first quarter of 2011. Marketing expenses increased to $2.3 million in the 2012 first quarter compared to $0.9 million in the same quarter of 2011. The Company continues its focus on developing markets for its primary product -- palladium. Research and development costs increased to $0.7 million up from the $0.5 million in the same quarter of 2011.

Reported net income for the first quarter 2012 of $2.4 million included, by business segment, net income of $28.3 million from mining operations, net income of $2.4 million from recycling activities (including financing income), less $12.6 million of exploration and related costs associated with the Marathon properties and the Altar copper-gold project, about $1.7 million of unallocated net interest expense and corporate costs of $12.6 million. Included in the results of the first quarter of 2012 is a foreign currency gain of $2.9 million, a $2.8 million write off of the non-producing Bird River property in Canada and a $1.2 million income tax provision. The decision to write-off the Bird River property was made at the conclusion of the Mitsubishi transaction, at which time the property was determined to be uneconomical. The net profit of $36.2 million recorded for the first quarter 2011 included, by business segment, $45.9 million of income from mining operations and $2.9 million income from recycling activities (including financing income), less corporate costs of $7.0 million, about $1.2 million of unallocated net interest expense and a $4.1 million income tax provision.

First Quarter Results and Annual Shareholders Meeting Conference Call

Stillwater Mining Company will host its 2012 first quarter results conference call in conjunction with its Annual Meeting of Stockholders, to be convened at approximately 4:00 p.m. Eastern Daylight Time on April 26, 2012. The meeting will begin with a discussion of first quarter results, including a question and answer session open to shareholders and stock analysts, followed by the formal business portion of the meeting. The meeting will be accessible through a conference call and will be simultaneously webcast.

Dial-In Numbers:
United States: (800) 230-1951
International: (612) 288-0340

The webcast of the meeting will be available through the Investor Relations section of the Company's website at www.stillwatermining.com. A telephone replay of the conference call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 244876. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2011 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share data)
                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------

Revenues

  Mine production                              $     116,704  $     121,980
  PGM recycling                                       86,347         48,081
                                               -------------  -------------
    Total revenues                                   203,051        170,061

Costs and expenses
  Costs of metals sold
    Mine production                                   74,029         60,250
    PGM recycling                                     84,115         45,154
                                               -------------  -------------
      Total costs of metals sold                     158,144        105,404

  Depletion, depreciation and amortization
    Mine production                                   14,404         15,801
    PGM recycling                                        268            262
                                               -------------  -------------
      Total depletion, depreciation and
       amortization                                   14,672         16,063
                                               -------------  -------------
        Total costs of revenues                      172,816        121,467

  Exploration                                         10,117              -
  Marketing                                            2,338            853
  Research and development                               705            459
  General and administrative                          12,478          6,362
  Abandonment of non-producing property                2,835              -
  Gain on disposal of property, plant &
   equipment                                              (5)           (19)
                                               -------------  -------------
        Total costs and expenses                     201,284        129,122

Operating income                                       1,767         40,939

Other income (expense)
  Other                                                    8              8
  Interest income                                        645            782
  Interest expense                                    (1,715)        (1,635)
  Foreign currency transaction gain                    2,931            182
                                               -------------  -------------

Income before income tax provision                     3,636         40,276

Income tax provision                                  (1,197)        (4,084)
                                               -------------  -------------

Net income                                     $       2,439  $      36,192
                                               -------------  -------------

Other comprehensive income (loss), net of tax            308           (190)
                                               -------------  -------------

Comprehensive income                           $       2,747  $      36,002
                                               =============  =============

Weighted average common shares outstanding
  Basic                                              115,552        102,334
  Diluted                                            116,580        110,580

Basic earnings per share
                                               -------------  -------------
    Net income                                 $        0.02  $        0.35
                                               =============  =============

Diluted earnings per share
                                               -------------  -------------
    Net income                                 $        0.02  $        0.34
                                               =============  =============

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                 March 31,     December 31,
                                                    2012           2011
                                               -------------  -------------
ASSETS
Cash and cash equivalents                      $     100,554  $     109,097
Investments, at fair market value                     50,439         49,533
Inventories                                          133,358        131,856
Trade receivables                                      9,370          6,188
Deferred income taxes                                107,150         96,036
Other current assets                                  13,019          9,433
                                               -------------  -------------
  Total current assets                               413,890        402,143
Mineral properties                                   595,342        596,686
Property, plant and equipment, net of $451,338
 and $393,877 of accumulated
depletion, depreciation and amortization             375,983        367,727
Restricted cash                                       24,995         25,070
Other noncurrent assets                               11,878         11,915
                                               -------------  -------------
  Total assets                                 $   1,422,088  $   1,403,541
                                               =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                               $      32,062  $      26,880
Accrued compensation and benefits                     28,453         27,573
Property, production and franchise taxes
 payable                                              11,808         14,071
Current portion of long-term debt                    166,577              -
Income taxes payable                                       -          1,235
Other current liabilities                              1,943          4,576
                                               -------------  -------------
  Total current liabilities                          240,843         74,335
Long-term debt                                        29,810        196,046
Deferred income taxes                                279,017        270,101
Accrued workers compensation                           6,056          6,056
Asset retirement obligation                            7,484          7,331
Other noncurrent liabilities                           8,385          5,704
                                               -------------  -------------
  Total liabilities                                  571,595        559,573
                                               -------------  -------------

Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                            -              -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 115,692,331 and
 115,375,604 shares issued and outstanding             1,157          1,154
Paid-in capital                                      881,825        878,050
Accumulated deficit                                  (31,836)       (34,275)
Accumulated other comprehensive loss                    (653)          (961)
                                               -------------  -------------
  Total stockholders' equity                         850,493        843,968
                                               -------------  -------------
  Total liabilities and stockholders' equity   $   1,422,088  $   1,403,541
                                               =============  =============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

                                                    Three Months Ended
                                                         March 31,
                                               ----------------------------
                                                    2012           2011
                                               -------------  -------------

Cash flows from operating activities
Net income                                     $       2,439  $      36,192

Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depletion, depreciation and amortization            14,672         16,063
  Gain on disposal of property, plant and
   equipment                                              (5)           (19)
  Abandonment of non-producing property                2,835              -
  Accretion of asset retirement obligation               153            141
  Amortization of debt issuance costs                    314            246
  Share based compensation and other benefits          3,772          3,100

Changes in operating assets and liabilities:
  Inventories                                         (1,566)       (40,064)
  Trade receivables                                   (3,182)          (474)
  Accrued compensation and benefits                      857          1,290
  Accounts payable                                     3,845          3,194
  Property, production and franchise taxes
   payable                                               441          1,671
  Income taxes payable                                (2,847)        (4,084)
  Workers compensation                                     -           (476)
  Restricted cash                                         75          3,000
  Other                                               (6,655)        14,092
                                               -------------  -------------

Net cash provided by operating activities             15,148         33,872
                                               -------------  -------------

Cash flows from investing activities
  Capital expenditures                               (22,720)       (23,185)
  Purchase of long-term investment                         -           (616)
  Proceeds from disposal of property, plant
   and equipment                                           8             21
  Purchases of investments                            (5,250)       (65,295)
  Proceeds from maturities of investments              4,461         78,442
                                               -------------  -------------

Net cash used in investing activities                (23,501)       (10,633)
                                               -------------  -------------

Cash flows from financing activities
  Payments for debt issuance costs                      (219)             -
  Issuance of common stock                                29            718
                                               -------------  -------------
Net cash used in financing activities                   (190)           718
                                               -------------  -------------

Cash and cash equivalents
  Net increase (decrease)                             (8,543)        23,957
  Balance at beginning of period                     109,097         19,363
                                               -------------  -------------

Balance at end of period                       $     100,554  $      43,320
                                               =============  =============

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                                      Three Months Ended
                                                          March 31,
                                                 ---------------------------
                                                      2012          2011
                                                 ------------- -------------
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium                                                   94           101
Platinum                                                    27            30
                                                 ------------- -------------
Total                                                      121           131
                                                 ============= =============

Tons milled (000)                                          270           293
Mill head grade (ounce per ton)                           0.49          0.48

Sub-grade tons milled (000) (1)                             12            22
Sub-grade tons mill head grade (ounce per ton)            0.17          0.19

Total tons milled (000) (1)                                282           315
Combined mill head grade (ounce per ton)                  0.47          0.46
Total mill recovery (%)                                     91            91

Total operating costs per ounce (Non-GAAP) (2)   $         429 $         338
Total cash costs per ounce (Non-GAAP) (2)        $         514 $         437
Total production costs per ounce (Non-GAAP) (2)  $         634 $         556

Total operating costs per ton milled (Non-GAAP)
 (2)                                             $         184 $         141
Total cash costs per ton milled (Non-GAAP) (2)   $         220 $         182
Total production costs per ton milled (Non-GAAP)
 (2)                                             $         272 $         232

Stillwater Mine:
Ounces produced (000)
Palladium                                                   68            76
Platinum                                                    20            23
                                                 ------------- -------------
Total                                                       88            99
                                                 ============= =============

Tons milled (000)                                          172           194
Mill head grade (ounce per ton)                           0.55          0.54

Sub-grade tons milled (000) (1)                              8            17
Sub-grade tons mill head grade (ounce per ton)            0.21          0.21

Total tons milled (000) (1)                                180           211
Combined mill head grade (ounce per ton)                  0.53          0.51
Total mill recovery (%)                                     92            92

Total operating costs per ounce (Non-GAAP) (2)   $         400 $         338
Total cash costs per ounce (Non-GAAP) (2)        $         478 $         430
Total production costs per ounce (Non-GAAP) (2)  $         604 $         556

Total operating costs per ton milled (Non-GAAP)
 (2)                                             $         195 $         158
Total cash costs per ton milled (Non-GAAP) (2)   $         233 $         201
Total production costs per ton milled (Non-GAAP)
 (2)                                             $         295 $         260

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                                      Three Months Ended
                                                          March 31,
                                                 ---------------------------
                                                      2012          2011
                                                 ------------- -------------
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium                                                   26            25
Platinum                                                     7             7
                                                 ------------- -------------
Total                                                       33            32
                                                 ============= =============

Tons milled (000)                                           98            99
Mill head grade (ounce per ton)                           0.37          0.37

Sub-grade tons milled (000) (1)                              4             5
Sub-grade tons mill head grade (ounce per ton)            0.11          0.11

Total tons milled (000) (1)                                102           104
Combined mill head grade (ounce per ton)                  0.36          0.36
Total mill recovery (%)                                     90            89

Total operating costs per ounce (Non-GAAP) (2)   $         505 $         337
Total cash costs per ounce (Non-GAAP) (2)        $         610 $         459
Total production costs per ounce (Non-GAAP) (2)  $         714 $         557

Total operating costs per ton milled (Non-GAAP)
 (2)                                             $         163 $         106
Total cash costs per ton milled (Non-GAAP) (2)   $         197 $         144
Total production costs per ton milled (Non-GAAP)
 (2)                                             $         231 $         175

(1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2011 Annual Report
    on Form 10-K for further information.
(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-down's, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under
    U.S. Generally Accepted Accounting Principles (GAAP). Please see
    "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the
    accompanying discussion for additional detail.

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                                                      Three Months Ended
(in thousands, where noted)                               March 31,
                                                 ---------------------------
                                                      2012          2011
                                                 ------------- -------------
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
  Palladium (oz.)                                           96            91
  Platinum (oz.)                                            27            24
                                                 ------------- -------------
    Total                                                  123           115
                                                 ------------- -------------

PGM recycling: (1)
  Palladium (oz.)                                           46            26
Platinum (oz.)                                              30            14
  Rhodium (oz.)                                              7             3
                                                 ------------- -------------
    Total                                                   83            43
                                                 ------------- -------------

By-products from mining: (2)
  Rhodium (oz.)                                              1             -
  Gold (oz.)                                                 3             2
  Silver (oz.)                                               1             2
  Copper (lb.)                                             174           175
  Nickel (lb.)                                             289           340

Average realized price per ounce (3)
  Mine production:
  Palladium ($/oz.)                              $         671 $         784
  Platinum ($/oz.)                               $       1,598 $       1,782
    Combined ($/oz)(4)                           $         875 $         994

PGM recycling: (1)
  Palladium ($/oz.)                              $         643 $         653
  Platinum ($/oz.)                               $       1,528 $       1,696
  Rhodium ($/oz)                                 $       1,585 $       2,260
    Combined ($/oz)(4)                           $       1,039 $       1,094

By-products from mining: (2)
  Rhodium ($/oz.)                                $       1,431 $           -
  Gold ($/oz.)                                   $       1,691 $       1,383
  Silver ($/oz.)                                 $          33 $          33
  Copper ($/lb.)                                 $        3.60 $        4.18
  Nickel ($/lb.)                                 $        7.62 $       10.57

Average market price per ounce (3)
  Palladium ($/oz.)                              $         682 $         791
  Platinum ($/oz.)                               $       1,607 $       1,793
    Combined ($/oz)(4)                           $         886 $       1,002

(1) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.
(2) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(4) The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                                    Three Months Ended
                                                         March 31,
(in thousands)                                      2012           2011
                                               -------------  -------------

Consolidated:

Reconciliation to consolidated costs of
 revenues:
Total operating costs (Non-GAAP)               $      51,829  $      44,300
  Royalties, taxes and other                          10,302         13,048
                                               -------------  -------------
Total cash costs (Non-GAAP)                    $      62,131  $      57,348
  Asset retirement costs                                 153            141
  Depletion, depreciation and amortization            14,404         15,801
  Depletion, depreciation and amortization (in
   inventory)                                            (64)          (317)
                                               -------------  -------------
Total production costs (Non-GAAP)              $      76,624  $      72,973
  Change in product inventories                          183         (7,495)
  Cost of PGM recycling                               84,115         45,154
  PGM recycling - depreciation                           268            262
  Add: Profit from by-products                         9,122          7,534
  Add: Profit from PGM recycling                       2,504          3,039
                                               -------------  -------------
Total consolidated costs of revenues           $     172,816  $     121,467
                                               =============  =============

Stillwater Mine:

Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)               $      35,127  $      33,310
  Royalties, taxes and other                           6,824          9,072
                                               -------------  -------------
Total cash costs (Non-GAAP)                    $      41,951  $      42,382
  Asset retirement costs                                 142            131
  Depletion, depreciation and amortization            11,169         11,987
  Depletion, depreciation and amortization (in
   inventory)                                           (256)           319
                                               -------------  -------------
Total production costs (Non-GAAP)              $      53,006  $      54,819
  Change in product inventories                        1,254         (6,620)
  Add: Profit from by-products                         5,966          4,640
  Add: Profit from PGM recycling                       1,812          2,288
                                               -------------  -------------
Total costs of revenues                        $      62,038  $      55,127
                                               =============  =============

East Boulder Mine:

Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)               $      16,702  $      10,990
  Royalties, taxes and other                           3,478          3,976
                                               -------------  -------------
Total cash costs (Non-GAAP)                    $      20,180  $      14,966
  Asset retirement costs                                  11             10
  Depletion, depreciation and amortization             3,235          3,814
  Depletion, depreciation and amortization (in
   inventory)                                            192           (636)
                                               -------------  -------------
Total production costs (Non-GAAP)              $      23,618  $      18,154
  Change in product inventories                       (1,071)          (875)
  Add: Profit from by-products                         3,156          2,894
  Add: Profit from PGM recycling                         692            751
                                               -------------  -------------
Total costs of revenues                        $      26,395  $      20,924
                                               =============  =============

PGM recycling

Reconciliation to costs of revenues:
  PGM recycling - depreciation                           268            262
  Cost of PGM recycling                               84,115         45,154
                                               -------------  -------------
Total costs of revenues                        $      84,383  $      45,416
                                               =============  =============

CONTACT:
Mike Beckstead
(406) 373-8971